Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces Fourth Quarter and Full Year 2010 Results

- Full Year 2010 Revenue Increases 4.5% to $1.60 Billion -

- Gross Margin Improves 190 bps to 43.1% Year-over-Year -

- Full Year 2010 Net Income Increases 7.9% to $166.1 Million -

Research Triangle Park, N.C. (February 23, 2011) —  Talecris Biotherapeutics Holdings Corp. (“Talecris”) (NASDAQ: TLCR) today announced its financial results for the three and twelve months ended December 31, 2010 and filed its Form 10-K with the U.S. Securities and Exchange Commission (SEC).

Fourth quarter 2010 net revenue increased by $20.7 million or 5.3% to $410.8 million from $390.1 million in the fourth quarter of 2009.  Higher revenues from Talecris’ principal products Gamunex-C®/Gamunex®  Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (IGIV) and Prolastin® Alpha-1 Proteinase Inhibitor (Human) (Prolastin, Prolastin A1PI, Prolastin-C A1PI) as well as Thrombate® III Antithrombin III (Human) in the fourth quarter of 2010 were partially offset by lower sales of albumin, hyperimmunes and contract manufacturing compared to the fourth quarter of 2009.  Fourth quarter 2010 gross margin was 41.2% compared to 39.2% in the fourth quarter of 2009.  Fourth quarter 2010 income from operations was $68.5 million versus $57.4 million for the fourth quarter of 2009, a 19.3% increase.  Net income was $17.1 million for the fourth quarter of 2010, an increase of $15.7 million compared to net income of $1.4 million for the fourth quarter of 2009.  Diluted earnings per share were $0.13 in the fourth quarter of 2010, including an after-tax charge of $6.3 million ($0.05 per diluted share) for costs associated with Talecris’ definitive merger agreement with Grifols S.A. and Grifols, Inc. (Grifols) as well as an after-tax charge of $26.6 million ($0.20 per diluted share) as the result of the Plasma Centers of America, LLC (PCA) jury verdict and related interest expense, compared to diluted earnings per share of $0.01 (pro forma diluted EPS of $0.00) for the fourth quarter of 2009. Talecris’ fourth quarter 2009 results included the after-tax charge of $0.5 million ($0.00 per diluted share) for CSL Limited (CSL) merger-related expenses as well as an after-tax charge of $26.3 million ($0.21 per diluted share) associated with the debt refinancing transactions.

On a non-GAAP basis excluding merger-related items in both periods, the 2010 PCA judgment and the 2009 debt refinancing charges, Talecris’ net income was $50.0 million for the fourth quarter of 2010, an increase of 77.3% compared to $28.2 million for the fourth quarter of 2009.  On the same basis, diluted earnings per share for the 2010 fourth quarter were $0.38, an increase of 72.7% from $0.22 for the fourth quarter of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

For the full year 2010, Talecris’ net revenue increased by $68.4 million or 4.5% to $1,601.6 million compared to $1,533.2 million for the prior year.  Gross margin for the period was 43.1% compared to 41.2% in the full year of 2009.  Diluted earnings per share for the full year 2010 were $1.29 compared to $1.50 (pro forma diluted EPS of $1.26) for the full year 2009.

Talecris’ full year 2010 results included an after-tax charge of $17.3 million ($0.13 per diluted share) for costs associated with the Grifols acquisition and an after-tax charge of $26.6 million ($0.21 per diluted share) as the result of the PCA judgment.  The full year 2009 diluted earnings per share included the $48.8 million after-tax benefit of the CSL merger termination fee ($0.48 per diluted share), which was partially offset by an after-tax charge of $9.3 million ($0.08 per diluted share) for CSL merger-related expenses, as well as an after-tax charge of $26.3 million ($0.26 per diluted share) associated with the company’s debt refinancing transactions.

On a non-GAAP basis excluding merger-related items in both periods, the 2010 PCA judgment and the 2009 debt refinancing charges, Talecris’ net income was $210.0 million for the full year 2010, a 49.3% increase compared to $140.7 million for the full year 2009.  On the same basis, diluted earnings per share was $1.63 for the full year 2010 compared to $1.11 for the full year 2009, a 46.8% increase.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

“The support for our proposed merger was evident by the overwhelming vote in favor of the merger by both Grifols’ and Talecris’ shareholders in the recent special meetings of shareholders”, said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “While we await approval from the U.S. Federal Trade Commission of the transaction, I am proud of the performance and record results that our company delivered in 2010 driven by strong growth in our U.S. and European businesses.  Our focus on demand generation through our expanded and reorganized sales force in the U.S., combined with the features and benefits of our products, contributed to 10.0% growth in U.S. Gamunex sales and 12.4% growth in U.S. Prolastin-C sales.”

“Extracting more value from our operations is a key aspect of our long-term strategy at Talecris.  In 2010, we made significant progress towards this goal through our capital program.  Specifically, the construction of our North Fractionation Facility in Clayton, North Carolina is well underway.  We are on schedule to increase our fractionation capacity to 6.0 million liters by 2015,” continued Mr. Stern.

(in millions, except per share amounts)	Three Months Ended December 31,		Change
	2010	2009	$	%
Net revenue	$410.8	$390.1	$20.7	5.3%

Gross margin	41.2%	39.2%	200 bps

Income from operations	$68.5	$57.4	$11.1	19.3%

Operating Margin	16.7%	14.7%	200 bps

Net income	$17.1	$1.4	$15.7	nm

Diluted EPS	$0.13	$0.01	$0.12	nm
Pro forma diluted EPS	$0.13	$—	$0.13	nm

Non-GAAP net income*	$50.0	$28.2	$21.8	77.3%

Non-GAAP diluted EPS*	$0.38	$0.22	$0.16	72.7%

nm- not meaningful

*Excludes merger-related items, company’s debt refinancing transactions and PCA judgment; EPS reflects pro forma shares in 2009 for the IPO

(in millions,	Twelve Months Ended December 31,		Change

except per share amounts)	2010	2009	$	%
Net revenue	$1,601.6	$1,533.2	$68.4	4.5%

Gross margin	43.1%	41.2%	190 bps

Income from operations	$333.0	$271.0	$62.0	22.9%

Operating Margin	20.8%	17.7%	310 bps

Net income	$166.1	$153.9	$12.2	7.9%

Diluted EPS	$1.29	$1.50	$(0.21)	(14.0)%
Pro forma diluted EPS	$1.29	$1.26	$0.03	2.4%

Non-GAAP net income*	$210.0	$140.7	$69.3	49.3%

Non-GAAP diluted EPS*	$1.63	$1.11	$0.52	46.8%

*Excludes merger-related items, company’s debt refinancing transactions and PCA judgment; EPS reflects pro forma shares in 2009 for the IPO

Talecris’ Form 10-K is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of Fourth Quarter 2010 Financial and Operating Results

Net revenue for the 2010 fourth quarter was $410.8 million compared to $390.1 million in the fourth quarter of 2009, an increase of $20.7 million or 5.3%.  Gamunex-C/Gamunex IGIV revenue increased $21.2 million or 10.2%, which consisted primarily of $17.8 million in higher volumes partially offset by unfavorable foreign exchange.  Gamunex-C/Gamunex IGIV experienced higher volumes of $23.3 million in the U.S. and Europe, which were partially offset by lower volumes of $5.5 million in other international markets and Canada.  U.S. Gamunex-C/Gamunex revenue grew 14.2% for the fourth quarter of 2010 compared to the fourth quarter of 2009.  Canadian Gamunex-C/Gamunex volumes were negatively impacted by lower sales to Canadian Blood Services due to their IGIV multi-source strategy.  Pricing was up $4.3 million for the period partially offset by $0.9 million of unfavorable foreign exchange.

Prolastin-C/Prolastin A1PI revenues increased $4.5 million or 5.0%, largely due to improved pricing of $6.3 million partially offset by $2.3 million of unfavorable foreign exchange.  Growth in volume was driven by increased number of patients on Prolastin-C/Prolastin A1PI in both the U.S. and European markets.  In addition, Thrombate III revenues increased $2.5 million or 39.7%.  These increases were offset primarily by lower sales of albumin, reduced contract manufacturing for Canadian Blood Services due to their multi-source strategy and lower sales of hyperimmunes due to a customer system issue.

Gross profit increased to $169.3 million for the 2010 fourth quarter compared to $152.9 million in the fourth quarter of 2009.  This increase was primarily due to lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), which is Talecris’ plasma collection platform, higher Gamunex-C/Gamunex IGIV and Prolastin-C/Prolastin A1PI revenue, as well as lower costs of production primarily driven by production mix associated with the conversion to Prolastin-C.  These increases were partially offset by increases in inventory impairment provisions.  Unabsorbed TPR infrastructure and start-up costs declined by $8.5 million or 85.9% to $1.4 million for the fourth quarter of 2010 compared to $9.9 million for the fourth quarter of 2009.  Inventory impairment provisions during the fourth quarter of 2010 increased $12.4 million to $20.2 million primarily driven by higher provisions for work-in-process inventories related to a Gamunex-C/Gamunex IGIV production issue.  Talecris believes that the company has identified the cause of the issue and has implemented appropriate remediation steps.  Gross margin was 41.2% during the fourth quarter of 2010 compared to 39.2% for the 2009 fourth quarter, an increase of 200 basis points.

Operating expenses for the fourth quarter of 2010 were $100.8 million which represented an increase of $5.3 million or 5.6% versus $95.5 million incurred during the prior year period.  The increase in operating expenses resulted from an increase in SG&A expenses primarily driven by $7.3 million in higher sales and marketing expense in the fourth quarter of 2010 as the result of the sales force expansion.  This increase was partially offset primarily by a $4.5 million reduction in share-based compensation.  The company incurred $9.0 million in merger-related expenses including $2.3 million in retention expenses in SG&A related to the definitive merger agreement with Grifols.

Operating income was $68.5 million during the fourth quarter of 2010, which represented a 19.3% increase over the $57.4 million reported during the fourth quarter of 2009.  Operating margin was 16.7% in the 2010 fourth quarter compared to 14.7% in the 2009 fourth quarter, an increase of 200 basis points.

Total other non-operating expense for the 2010 fourth quarter includes a $43.7 million charge, including accrued interest, related to a judgment in favor of PCA against TPR in a breach of contract claim. The judgment related to the PCA litigation is discussed further in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Matters Affecting Comparability—Plasma Centers of America (PCA) Judgment” in Talecris’ 2010 Form 10-K on the SEC website as well as Talecris’ Investor Relations website.

Net interest expense was $10.9 million in the 2010 fourth quarter compared to $13.0 million in the prior year period, a decrease of $2.1 million primarily due to lower debt levels.  The fourth quarter of 2010 reflected an income tax benefit of $2.8 million compared to an income tax provision of $0.1 million for the fourth quarter of 2009.  The fourth quarter 2010 income tax benefit was due to the recognition of the full year benefit from the application of credits for Federal Research and Experimentation and orphan drug clinical testing expenditures that were extended in the fourth quarter of 2010.  In addition, the company settled its audits by the Internal Revenue Service for the 2005, 2006, and 2007 tax years.  The Joint Committee on Taxation completed its review and agreed not to take exception to the refund approved by the IRS in its report dated 2009.  The favorable resolution of this matter resulted in a release of $4.7 million in previously unrecognized tax benefits.

Net income was $17.1 million for the 2010 fourth quarter including an after-tax charge of $6.3 million in Grifols merger-related expenses and an after-tax charge of $26.6 million as the result of the PCA judgment.  This compares to $1.4 million in the fourth quarter of 2009, which included the after-tax charges of $0.5 million and $26.3 million for CSL merger-related expenses and the company’s debt refinancing transactions, respectively.

Diluted earnings per share for the 2010 fourth quarter were $0.13 compared to $0.01 (pro forma diluted EPS of $0.00) for the 2009 fourth quarter.  The 2010 period included an after-tax charge of $0.05 per share related to costs associated with the Grifols acquisition as well as the after-tax charge of $0.20 per diluted share as the result of the PCA judgment, while the 2009 period included an after-tax charge of $0.21 per diluted share associated with the company’s debt refinancing transactions. Total diluted shares outstanding were 129,880,242 for the 2010 fourth quarter and 125,025,013 for the 2009 fourth quarter.

On a non-GAAP basis excluding merger-related items in both periods, the 2010 PCA judgment and the 2009 debt refinancing charges, Talecris’ net income of $50.0 million for the fourth quarter of 2010 increased 77.3% compared to $28.2 million for the fourth quarter of 2009.  On the same basis, earnings per diluted share, excluding merger-related items, the 2010 PCA judgment and the 2009 debt refinancing charges, for the 2010 fourth quarter were $0.38, an increase of 72.7% from $0.22 for the fourth quarter of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

The 2010 fourth quarter EBITDA was $34.8 million compared to $22.0 million in the 2009 fourth quarter.  Adjusted EBITDA was $91.0 million in the 2010 fourth quarter compared to adjusted EBITDA of $76.9 million in the 2009 fourth quarter.

Discussion of Full Year 2010 Financial and Operating Results

Net revenue was $1,601.6 million for the full year 2010 compared to $1,533.2 million during the same period of 2009, representing an increase of $68.4 million or 4.5%.  The increase was mainly due to $45.2 million in higher Gamunex-C/Gamunex IGIV revenue, consisting of $45.2 million in higher volumes and improved pricing of $1.9 million, partially offset by unfavorable foreign exchange of $1.9 million.  Gamunex-C/Gamunex IGIV revenue growth was driven primarily by U.S. sales which grew 10.0% in the full year 2010 compared to the full year 2009.  The full year 2010 results also reflected $32.4 million in higher Prolastin-C/Prolastin A1PI sales as well as higher revenues related to Koate® DVI Factor VIII (Human), and Thrombate III, partially offset by reduced contract manufacturing for Canadian Blood Services due to their multi-source strategy, as well as lower sales of albumin, hyperimmunes and PPF powder.

Gross profit during the full year 2010 totaled $689.6 million compared to $632.1 million during the full year 2009, an increase of $57.5 million or 9.1%, driven primarily by higher Gamunex-C/Gamunex IGIV revenue, reduced unabsorbed TPR infrastructure and start-up costs, as well as lower costs of production primarily driven by production mix associated with the conversion to Prolastin-C.  These benefits were partially offset by increases in inventory impairment provisions and non-capitalizable capital expenditures.  Unabsorbed TPR infrastructure and start-up costs decreased $37.4 million or 85.0% to $6.6 million in the full year 2010 compared to $44.0 million for the same period of 2009.  Inventory impairment provisions during the full year 2010 increased $29.5 million to $60.6 million primarily driven by higher provisions for work-in-process inventories related to a Gamunex-C/Gamunex IGIV production issue.  Talecris believes that the company has identified the cause of the issue and has implemented appropriate remediation steps. Non-capitalizable expenditures for plant expansion during the full year 2010 were $39.9 million compared to $36.9 million during the full year 2009.  Gross margin was 43.1% during the period, an increase of 190 basis points from the gross margin of 41.2% for the full year 2009.

Operating expenses totaled $356.7 million for the full year 2010, a 1.2% decrease from the $361.2 million incurred for the full year 2009.  The decrease in operating expenses was attributed to a decrease in SG&A expenses primarily driven by lower share-based compensation expense of $28.4 million, the absence of $11.0 million of legal and retention expenses related to the company’s terminated merger agreement with CSL, lower charitable donations of $9.0 million, lower legal expenses of $3.0 million related to the company’s internal FCPA investigation and the absence of $5.7 million of management fees to Talecris Holdings LLC as a result of the termination of the management agreement at the time of Talecris’ initial public offering.  These items were principally offset by higher sales and marketing expenses of $23.3 million during the full year of 2010 largely resulting from the sales force expansion and $25.9 million in Grifols merger-related expenses including $5.1 million in retention expenses within SG&A.  During the full year 2010, SG&A included $4.7 million of unfavorable foreign exchange as compared to favorable foreign exchange of $1.9 million during the prior year.  R&D spending decreased $1.6 million during the full year 2010 compared to the prior year.

Operating income during the full year 2010 was $333.0 million compared to $271.0 million during the full year 2009, representing an increase of $62.0 million or 22.9%.  Operating margin was 20.8% for the full year 2010 compared to 17.7% for the full year 2009, an increase of 310 basis points.

Total other non-operating expense for the year ended December 31, 2010 includes a $43.7 million charge, including accrued interest, related to a judgment in favor of PCA against TPR in a breach of contract claim.  The judgment related to the PCA litigation is discussed further in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Matters Affecting Comparability—Plasma Centers of America (PCA) Judgment” in Talecris’ 2010 Form 10-K on the SEC website as well as Talecris’ Investor Relations website.

Net interest expense was $45.8 million for the full year 2010 compared to $74.5 million for the prior year period, a decrease of $28.7 million due largely to lower debt levels.  Income tax expense for the full year 2010 was $78.4 million resulting in a 32.1% effective tax rate compared to $75.0 million for the full year 2009 or a 32.8% effective tax rate.

Net income for the full year 2010 was $166.1 million, an increase of $12.2 million compared to net income of $153.9 million for the full year 2009.  The 2010 period included an after-tax charge of $17.3 million for costs associated with the Grifols acquisition as well as the PCA judgment after-tax charge of $26.6 million, while the 2009 period included the after-tax income from the CSL merger termination fee of $48.8 million which was partially offset by an after-tax charge of $9.3 million for CSL merger-related expenses, as well as an after-tax charge of $26.3 million associated with the company’s debt refinancing transactions.

Diluted earnings per share for the full year 2010 were $1.29 including an after-tax charge of $0.13 per diluted share for costs associated with the Grifols acquisition and the after-tax charge of $0.21 per diluted share as the result of the PCA judgment.  This compares to $1.50 (pro forma diluted EPS of $1.26) in the full year 2009, which included income of $0.48 per diluted share related to the after-tax effect of the CSL merger termination fee partially offset by after-tax charges of $0.08 per diluted share for merger-related expenses and $0.26 per diluted share associated with the company’s debt refinancing transactions. Total diluted shares outstanding were 128,927,053 for the full year 2010 compared to diluted shares outstanding of 102,514,363 for the full year 2009.

On a non-GAAP basis excluding merger-related items in both periods, the 2010 PCA judgment and the 2009 debt refinancing charges, Talecris’ net income of $210.0 million for the full year 2010 increased 49.3% compared to $140.7 million for the full year 2009.  On the same basis, earnings per diluted share, excluding merger-related items, the 2010 PCA judgment and the 2009 debt refinancing charges, for the full year 2010 were $1.63, an increase of 46.8% from $1.11 for the full year 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

EBITDA for the full year 2010 was $326.3 million, a decrease of $6.0 million from $332.3 million in the full year 2009 which included income of $75.0 million related to the CSL merger termination.  In the full year of 2010, adjusted EBITDA was $417.2 million, a decrease of $30.1 million, compared to $447.3 million in the full year 2009 which included income of $75.0 million related to the CSL merger termination.

Recent Events

Talecris achieved a number of financial and commercial milestones in the fourth quarter of 2010 and since the conclusion of the fourth quarter.  These include:

•                  On February 14, 2011, Talecris held a special meeting at which holders of a majority of the company’s outstanding common stock approved the adoption of the Agreement and Plan of Merger, dated as of June 6, 2010, among Grifols and Talecris Biotherapeutics Inc.  The completion of the transaction is subject to obtaining certain regulatory approvals and other customary conditions;

•                  On January 31, 2011, Talecris began sales promotion in the U.S. for Gamunex-C (Immune Globulin Injection [Human], 10% Caprylate/Chromatography Purified) for subcutaneous administration in the treatment of primary immunodeficiency (PI).  Gamunex-C is the first and only immune globulin to provide both the intravenous route of administration and a new subcutaneous route of administration.  The intravenous delivery mode is approved to treat PI, chronic inflammatory demyelinating polyneuropathy, and idiopathic thrombocytopenic purpura.  The subcutaneous mode is approved to treat only PI.  A required post-marketing study will be initiated in the second half of 2011;

•                  On December 13, 2010, a jury in the General Court of Justice, Superior Court Division, Wake County, North Carolina, rendered a verdict in the amount of $37.0 million in favor of PCA against TPR in a breach of contract claim, which was confirmed by the court in post trial motions.  The company intends to appeal.  The jury verdict, if sustained, will accrue at 8% simple interest from the date of breach, which is approximately $6.7 million at December 31, 2010.  The company has included a charge of $43.7 million (approximately $26.6 million after tax) in its consolidated income statement for the year ended December 31, 2010 related to the judgment;

•                  During the fourth quarter of 2010, Talecris initiated a Phase II clinical trial for a direct-acting thrombolytic Plasmin for the treatment of acute Peripheral Arterial Occlusion; and

•                  During the fourth quarter of 2010, Talecris initiated a clinical trial evaluating the safety and pharmacokinetic profile of two doses of Prolastin-C A1PI.  The study will investigate the safety and pharmacokinetic profile of a higher dose, 120 mg/kg weekly, of Prolastin-C A1PI, versus the licensed dose of 60 mg/kg weekly.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures including adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, and Consolidated Cash Flow.  For a description of these non-GAAP financial measures, including the reasons management uses these measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures,” in Exhibit B.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected charges and pro forma financial information.  Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: impact of the announcement of the company’s definitive merger agreement with Grifols and the potential impact of completion, termination or delay of the proposed merger with Grifols; the unprecedented volatility in the global economy and fluctuations in financial markets; changes in economic conditions, political tensions, trade protection measures, licensing requirements, and tax matters in the countries in which the company conducts business; the impact of competitive products and pricing; the impact of recently enacted and proposed additional U.S. healthcare reform legislation, legal proceedings or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; legislation or regulations in markets outside of the U.S. affecting product pricing, reimbursement, access, or distribution channels; Talecris’ ability to procure adequate quantities of plasma and other materials which are acceptable for use in manufacturing processes from the company’s own plasma collection centers or from third-party vendors; Talecris’ ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; Talecris’ ability to identify growth opportunities for existing products and Talecris’ ability to identify and develop new product candidates through the company’s research and development activities; and the timing of, and Talecris’ ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of the company’s products; unexpected shut-downs of Talecris’ manufacturing and storage facilities or delays in opening new planned facilities; potential sanctions, if any, that the Department of Justice (DOJ) or other federal agencies, may impose on the company as a result of Talecris’ internal FCPA investigation; and other risks identified in the company’s most recent filing on Form 10-K and other SEC filings, all of which are available on the company’s website.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Matters Affecting Comparability (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Investor Relations

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Or

Corporate Communications

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com

Consolidated Income Statements

(in thousands, except per share amounts)

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net revenue:
Product	$404,658	$384,877	$1,576,936	$1,507,754
Other	6,173	5,236	24,683	25,455
Total	410,831	390,113	1,601,619	1,533,209
Cost of goods sold	241,500	237,202	911,976	901,077
Gross profit	169,331	152,911	689,643	632,132

Operating expenses:
Selling, general, and administrative	82,004	76,016	287,011	289,929
Research and development	18,817	19,495	69,649	71,223
Total	100,821	95,511	356,660	361,152
Income from operations	68,510	57,400	332,983	270,980

Other non-operating (expense) income:
Interest expense, net	(10,922)	(13,046)	(45,837)	(74,491)
PCA judgment	(43,690)	—	(43,690)	—
CSL merger termination fee	—	—	—	75,000
Loss on extinguishment of debt	—	(43,033)	—	(43,033)
Equity in earnings of affiliate	392	145	991	441
Total	(54,220)	(55,934)	(88,536)	(42,083)

Income before income taxes	14,290	1,466	244,447	228,897

Benefit (provision) for income taxes	2,764	(94)	(78,379)	(75,008)
Net income	17,054	1,372	166,068	153,889

Less dividends to preferred stockholders and other non-common stockholders’ charges	—	—	—	(11,744)
Net income available to common stockholders	$17,054	$1,372	$166,068	$142,145

Net income per common share:

Basic	$0.14	$0.01	$1.35	$4.56

Diluted	$0.13	$0.01	$1.29	$1.50

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$197,876	$65,239
Accounts receivable, net of allowances of $3,253 and $3,461, respectively	134,842	136,978
Inventories	694,499	644,054
Deferred income taxes	96,593	88,652
Prepaid expenses and other	29,662	31,466
Total current assets	1,153,472	966,389

Property, plant, and equipment, net	382,793	267,199
Investment in affiliate	2,926	1,935
Intangible assets	10,880	10,880
Goodwill	172,860	172,860
Deferred income taxes	—	5,848
Other	15,522	19,894
Total assets	$1,738,453	$1,445,005

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$59,975	$71,046
Accrued expenses and other liabilities	251,726	170,533
Current portion of capital lease obligations	860	740
Total current liabilities	312,561	242,319
Long-term debt and capital lease obligations	605,301	605,267
Deferred income taxes	14,432	—
Other	11,795	15,265
Total liabilities	944,089	862,851
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 125,577,877 and 122,173,274 shares issued and outstanding, respectively	1,253	1,212
Additional paid-in capital	813,783	767,032
Accumulated deficit	(20,378)	(186,446)
Accumulated other comprehensive (loss) income, net of tax	(294)	356
Total stockholders’ equity	794,364	582,154
Total liabilities and stockholders’ equity	$1,738,453	$1,445,005

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$166,068	$153,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,030	28,936
Amortization of deferred loan fees and debt discount	4,262	3,785
Share-based compensation expense	16,966	47,546
Amortization of deferred compensation	1,983	5,714
Write-off of unamortized debt issuance costs	—	12,141
Asset impairment	595	3,061
Provision for doubtful receivables and advances	3,519	2,858
Recognition of previously deferred revenue	(230)	(230)
Equity in earnings of affiliate	(991)	(441)
Loss on disposal of property, plant, and equipment	896	1,196
Decrease (increase) in deferred tax assets	12,339	1,215
Excess tax benefits from share-based payment arrangements	(13,481)	(13,406)
Changes in assets and liabilities, excluding the effects of business acquisitions	27,526	(12,109)
Net cash provided by operating activities	255,482	234,155

Cash flows from investing activities:
Purchase of property, plant, and equipment	(152,849)	(75,163)
Business acquisitions, net of cash acquired	—	(30,431)
Financing arrangements with third party suppliers, net of repayments	—	—
Other	765	976
Net cash used in investing activities	(152,084)	(104,618)

Cash flows from financing activities:
Borrowings under revolving credit facility	915	1,201,749
Repayment of borrowings under revolving credit facility	(915)	(1,381,690)
Repayments of borrowings under term loans	—	(1,016,000)
Repayment of capital lease obligations	(751)	(574)
Proceeds from issuance of 7.75% Notes	—	600,000
Discount on 7.75% Notes	—	(4,074)
Financing transaction costs	(394)	(14,879)
Proceeds from initial public offering, net of issuance costs	—	519,749
Costs related to initial public offering	—	(2,557)
Repurchases of common stock	(4,917)	(4,183)
Proceeds from exercises of stock options	22,333	7,581
Excess tax benefits from share-based payment arrangements	13,481	13,406
Net cash provided by (used in) financing activities	29,752	(81,472)
Effect of exchange rate changes on cash and cash equivalents	(513)	195

Net increase (decrease) in cash and cash equivalents	132,637	48,260
Cash and cash equivalents at beginning of year	65,239	16,979
Cash and cash equivalents at end of year	$197,876	$65,239

EXHIBIT A:  MATTERS AFFECTING COMPARABILITY

Talecris believes that the comparability of the financial results between the periods presented is significantly impacted by the following items:

Plasma Center of America (PCA) Judgment

On December 13, 2010, a jury in the General Court of Justice, Superior Court Division, Wake County, North Carolina, rendered a verdict in the amount of $37.0 million in favor of PCA against TPR in a breach of contract claim, which was confirmed by the court in post trial motions.  The company intends to appeal.  The jury verdict, if sustained, will accrue at 8% simple interest from the date of breach, which is approximately $6.7 million at December 31, 2010.  The company has included a charge of $43.7 million (approximately $26.6 million after tax) in its consolidated income statement for the year ended December 31, 2010 related to the judgment.

Definitive Merger Agreement with Grifols

The company has entered into agreements with investment bankers related to its definitive merger agreement with Grifols.  Talecris incurred fees totaling $2.5 million under these agreements during 2010. During 2010, the company also incurred legal, accounting, and other fees of $18.3 million associated with the merger agreement.  The company is obligated to pay additional fees totaling $21.3 million upon successful closing of the transaction.

Under the terms of the merger agreement with Grifols, the company is permitted to offer retention amounts up to a total of $15.0 million to employees.  As of December 31, 2010, Talecris has offered retention amounts totaling approximately $10.2 million to employees of which $2.9 million was paid during 2010 and the remaining amounts are expected to be paid in 2011, subject to the terms of the retention agreements.  The company incurred retention expenses, including fringe benefits, of $6.9 million during the year ended December 31, 2010.  The remaining retention amounts will likely be recognized ratably through the second quarter of 2011, but Talecris may offer additional retention packages.

Financial Impact of IPO and Refinancing Transactions

As discussed in Talecris’ 2009 Form 10-K, the company completed IPO and refinancing transactions during the fourth quarter of 2009, which has resulted in lower average borrowings during the three months and year ended December 31, 2010 as compared to the three months and year ended December 31, 2009, and correspondingly lower interest expense during the year ended December 31, 2010.  For the three months ended December 31, 2010 and 2009, interest expense was $11.8 million and $11.1 million, respectively, and for the year ended December 31, 2010 and 2009, interest expense was $47.3 million and $56.9 million, respectively.

Foreign Corrupt Practices Act (FCPA)

Talecris is conducting an internal investigation into potential violations of the FCPA that the company became aware of during the conduct of an unrelated review.  The FCPA investigation is being conducted by outside counsel under the direction of a special committee of the board of directors.  During the years ended December 31, 2010 and 2009, Talecris incurred $5.0 million and $8.0 million, respectively, of legal costs associated with the internal investigation into this matter, which are recorded in SG&A in the consolidated income statement.  The company expects to complete the internal FCPA investigation and present the findings to the Department of Justice (DOJ) in 2011.

The preliminary findings of the company’s investigation indicate that it is probable that there were FCPA violations by persons associated with the company that the DOJ or other regulators may assert are attributable to the company.  Even though Talecris self-disclosed this matter to the DOJ, it or other federal agencies may seek to impose sanctions on the company that may include, among other things, debarment, injunctive relief, disgorgement, fines, penalties, appointment of a monitor, appointment of a new control staff or enhancements of existing compliance and training programs.  Any such sanctions or related loss of business could have a material adverse effect on Talecris or the company’s results of operations.  It is possible, however, that any sanctions that DOJ or other federal agencies might otherwise consider imposing would be reduced, if not eliminated, in light of the comprehensive compliance measures that Talecris has implemented. Given the preliminary nature of the company’s findings, Talecris’ continuing investigation and the uncertainties regarding this matter, the company is unable to estimate the financial outcome.  Additional information regarding the investigation into potential violations of the FCPA is included in the footnotes to the consolidated financial statements and in the section of the 2010 Form 10-K entitled, “Risk Factors.”

Comparability of Outstanding Common Shares and Pro Forma Diluted Earnings per Common Share

As discussed in Talecris’ 2010 Form 10-K, the company completed IPO and refinancing transactions during the fourth quarter of 2009.  Talecris’ IPO consisted of 56,000,000 shares of common stock, of which 28,947,368 shares were newly issued and sold by Talecris and 27,052,632 shares were sold by the selling stockholder, Talecris Holdings, LLC.  The net primary proceeds to Talecris of $519.7 million were used to repay amounts outstanding under Talecris’ then existing First and Second Lien Term Loans.  In connection with the IPO, Talecris also converted 1,000,000 shares of the company’s Series A preferred stock and 192,310 shares of Series B preferred stock into 85,846,320 shares of common stock and issued 2,381,548 shares of common stock to settle $45.3 million of accrued dividends upon the conversion of Series A and B preferred stock.  The issuance of new common shares has resulted in a significant increase in the number of common shares used in Talecris’ computation of diluted earnings per common share.  The application of the net primary proceeds to Talecris from the IPO to repay the company’s then existing indebtedness has resulted in a significant reduction in interest expense during the three months and year ended December 31, 2010 as compared to the prior year periods.

Talecris believes that the comparability of its financial results for the periods presented is enhanced by the following pro forma presentation of diluted earnings per common share.  In the table below, the pro forma diluted earnings per common share computation for year ended December 31, 2009 reflects an adjustment to net income for reduced interest expense as if the net primary proceeds to Talecris from the IPO of $519.7 million had been applied to repay debt at the beginning of 2009, net of interest rate differences from the issuance of the 7.75% Notes.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends on the preferred stock and complete the IPO as if these events occurred at the beginning of 2009.

	Year Ended December 31,
	2010	2009	2009
($ in thousands, except per share amounts)	Actual	Actual	Pro forma

Net income	$166,068	$153,889	$153,889
Interest expense reduction due to debt repayment	—	—	5,555
Net income available to common stockholders	$166,068	$153,889	$159,444

Weighted average common shares outstanding	123,323,722	31,166,613	31,166,613
Plus incremental shares from assumed conversions:
Stock options and restricted shares	5,603,331	7,374,601	7,374,601
Series A preferred stock	—	53,654,795	53,654,795
Series B preferred stock	—	10,318,354	10,318,354
Shares issued for preferred stock dividend	—	—	1,774,743
Newly issued shares for IPO	—	—	22,047,585
Dilutive potential common shares	128,927,053	102,514,363	126,336,691

Diluted net income per common share	$1.29	$1.50	$1.26

Definitive Merger Agreement with CSL

Talecris entered into a definitive merger agreement with CSL on August 12, 2008, which was subject to the receipt of certain regulatory approvals as well as other customary conditions.  The U.S. Federal Trade Commission filed an administrative complaint before the Commission challenging the merger and a complaint in Federal district court seeking to enjoin the merger during the administrative process.  On June 8, 2009, the merger parties agreed to terminate the definitive merger agreement and as a result, CSL paid Talecris a merger termination fee of $75.0 million during the 2009 second quarter.  The U.S. Federal Trade Commission’s complaints were subsequently dismissed.  Talecris incurred retention expense, including fringe benefits of $9.2 million for the year ended December 31, 2009, and legal costs associated with the regulatory review process of $6.0 million during the year ended December 31, 2009.  All retention amounts were paid during 2009.

EXHIBIT B:  NON-GAAP FINANCIAL MEASURES

Description of Adjustments and Reconciliations of U.S. GAAP to Non-GAAP Financial Measures

Merger-related Items, PCA Judgment and Charges Related to Debt Refinancing Transactions

Talecris believes a meaningful comparison of its results for the periods presented is enhanced by a quantified presentation of the impact of the 2010 Grifols merger-related expenses and the PCA judgment as well as the 2009 CSL merger termination fee, CSL merger-related expenses, and the charges related to debt refinancing transactions.  The impacts of these items on net income and diluted earnings per share are illustrated in the table below.

In addition, the 2010 diluted earnings per share reflects a significant increase in the number of common shares used in the computation of diluted earnings per share as discussed below and in “Exhibit A: Matters Affecting Comparability.”

The adjusted net income and diluted earnings per share amounts in the table below are non-GAAP financial measures and should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Additional information regarding the use of these non-GAAP financial measures is included in Talecris’ Form 10-K filed with the SEC on February 23, 2011, which is available on SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com.

				Diluted Earnings
	Pre-Tax	Income Tax		Per Common
(in thousands, except per share amounts)	Amount	Effect	Net Income	Share
Three Months Ended December 31, 2010
U.S. GAAP	$14,290	$2,764	$17,054	$0.13
Grifols merger-related expenses	9,822	(3,506)	6,316	0.05
PCA judgment	43,690	(17,083)	26,607	0.20
Excluding specific items	$67,802	$(17,825)	$49,977	$0.38

Three Months Ended December 31, 2009
U.S. GAAP	$1,466	$(94)	$1,372	$0.01
CSL merger-related expenses	854	(332)	522	—
Write-off of deferred debt issuance costs	12,141	(4,711)	7,430	0.06
Loss on extinguishment of interest rate swap contracts	30,892	(11,986)	18,906	0.15
Excluding specific items	$45,353	$(17,123)	$28,230	$0.23

As adjusted for pro forma weighted average number of shares (1)				$0.22

Year Ended December 31, 2010
U.S. GAAP	$244,447	$(78,379)	$166,068	$1.29
Grifols merger-related expenses	27,730	(10,454)	17,276	0.13
PCA judgment	43,690	(17,083)	26,607	0.21
Excluding specific items	$315,867	$(105,916)	$209,951	$1.63

Year Ended December 31, 2009
U.S. GAAP	$228,897	$(75,008)	$153,889	$1.50
CSL merger termination fee	(75,000)	26,250	(48,750)	(0.48)
CSL merger-related expenses	15,136	(5,873)	9,263	0.08
Write-off of deferred debt issuance costs	12,141	(4,711)	7,430	0.07
Loss on extinguishment of interest rate swap contracts	30,892	(11,986)	18,906	0.19
Excluding specific items	$212,066	$(71,328)	$140,738	$1.36

As adjusted for pro forma weighted average number of shares(1)				$1.11

(1) Talecris believes the comparability of diluted earnings per share between the periods presented is enhanced by the use of an adjusted share base to reflect the impact for the issuance of common shares to convert Series A and B preferred stock, settle accrued dividends on the preferred stock, and complete the IPO as if these events occurred at the beginning of 2009.

EBITDA and Adjusted EBITDA

Talecris believes that a meaningful analysis of its operating performance is enhanced by the use of adjusted EBITDA, as defined in Talecris’ Revolving Credit Facility and Consolidated Cash Flow, as defined in its 7.75% Notes.

Both adjusted EBITDA and Consolidated Cash Flow are financial measures that are not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  A non-GAAP financial measure is a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in a comparable measure calculated and presented in accordance with U.S. GAAP in the statement of operations, such as net income, or the statement of cash flows, such as operating cash flow, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measures so calculated and presented.  The non-GAAP financial measures that Talecris uses should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.

Talecris does not rely solely on these non-GAAP financial measures and also considers U.S. GAAP results.  Because the non-GAAP financial measures that are used are not calculated in the same manner by all companies, they may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate Talecris’ business, the company encourages you to also review its U.S. GAAP unaudited interim consolidated financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate its business.  These non-GAAP financial measures have material limitations as analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of Talecris’ results as reported under U.S. GAAP.  Additional information regarding the use of adjusted EBITDA is included in Talecris’ Form 10-K filed with the SEC on February 23, 2011, which is available on the SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com.

In addition to the adjustments made in computing adjusted EBITDA and Consolidated Cash Flow, Talecris also considers the impact of other items when evaluating operating performance.  Certain of these items, which impact the comparability of Talecris’ historical financial results, are included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Matters Affecting Comparability,” in the company’s Form 10-K.

In the following table, Talecris has presented a reconciliation of adjusted EBITDA and Consolidated Cash Flow to the most comparable U.S. GAAP measure, net income:

	Years Ended December 31,
	2010	2009	2008
Net income	$166,068	$153,889	$65,797
Interest expense, net (a)	45,837	74,491	97,040
Income tax provision (b)	78,379	75,008	36,594
Depreciation and amortization (c)	36,030	28,936	20,269
EBITDA	326,314	332,324	219,700
Management fees (d)	—	5,715	6,871
Non-cash share-based compensation expense (e)	16,966	47,546	38,707
Special recognition bonus expense (f)	2,091	6,310	6,622
Loss on extinguishment of debt (g)	—	43,033	—
Equity in earnings of affiliate (h)	(991)	(441)	(426)
Merger-related expenses (i)	27,730	9,136	5,593
PCA judgment (j)	43,690	—	—
Other (k)	1,383	3,660	10,749
Adjusted EBITDA under Revolving Credit Facility	417,183	447,283	287,816
Merger termination fee (l)	—	(75,000)	—
Consolidated Cash Flow under 7.75% Notes	$417,183	$372,283	$287,816

(a)   Represents interest expense associated with Talecris’ debt structure.  Through the third quarter of 2009, the company’s debt structure consisted of facilities totaling $1.355 billion, including $700 million First Lien Term Loan, $330 million Second Lien Term Loan, and $325 million revolving credit facility, as well as interest rate cap and swap contracts.  As a result of the company’s IPO and refinancing transactions during October 2009, Talecris reduced the company’s credit facilities to

$925 million, consisting of the company’s $600 million 7.75% Notes and $325 million revolving credit facility.  The company also settled and terminated its interest rate swap contracts.

(b)   Represents income tax provision as presented in the consolidated income statements.

(c)   Represents depreciation and amortization expense associated with Talecris’ property, plant, and equipment and all other intangible assets.

(d)   Represents the advisory fees paid to Talecris Holdings, LLC, under the Management Agreement, as amended.  This agreement was terminated in connection with the IPO.

(e)   Represents non-cash share-based compensation expense associated with stock options, restricted stock, RSU’s, and performance share units.

(f)    Represents compensation expense associated with special recognition bonus awards granted to certain employees and senior executives to reward past performance.  Talecris made the final payments under the special recognition bonus awards during March 2010.  The company does not anticipate granting similar awards in the future.

(g)   Represents charges to write-off previously capitalized financing charges associated with the First and Second Lien Term Loans as a result of their repayment and termination as well as costs associated with the settlement and termination of the interest rate swap contracts.

(h)   Represents non-operating income associated with the company’s investment in Centric, which Talecris does not consider part of its core operations.

(i)    Represents merger related retention expenses associated with the company’s terminated merger agreement with CSL for the 2009 and 2008 periods, and merger-related expenses associated with Talecris’ merger agreement with Grifols, including investment bankers, legal, accounting, and other costs, as well as retention expenses for the 2010 period.

(j)    Represents charges related to a judgment in the amount of $37.0 million in favor of PCA against TPR in a breach of contract claim and interest of $6.7 million from the date of the breach.

(k)   For the year ended December 31, 2010, the amount represents charges/losses related to long-lived assets, net.  For the year ended December 31, 2009, the amount represents $3.1 million of charges related primarily to capital lease assets and leasehold improvements, offset by recoveries of $1.9 million related to Talecris’ 2008 plasma center cGMP issue.  For the year ended December 31, 2009, the amount also includes $1.3 million of costs related to the company’s October 6, 2009 IPO and $1.2 million of losses on disposals of property, plant, and equipment.  For the year ended December 31, 2008, the amount represents an inventory impairment charge, net of recoveries of $5.8 million due to the company’s plasma center cGMP issue, an impairment charge of $3.6 million related primarily to capital lease assets and leasehold improvements, and other long-lived asset impairment charges of $0.7 million.  For the year ended December 31, 2008, the amount also includes $0.9 million of costs related to the initial public offering that was discontinued during 2008, partially offset by insurance recoveries of $0.3 million.

(l)    For the year ended December 31, 2009, the amount includes a $75.0 million merger termination fee that Talecris received from CSL in connection with the definitive merger agreement.

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